Exhibit 99.1

Hub Group Announces the Acquisition of Exel Transportation Services

Downers Grove, April 4th, 2011 -- Hub Group, Inc. (NASDAQ: HUBG), one of the nation’s leading freight transportation management companies, announced today that it purchased Exel Transportation Services (ETS) for $83 million before post closing adjustments.  ETS is now a wholly-owned subsidiary of Hub Group, operating independently under the name Mode Transportation.

“We are extremely pleased to welcome Mode’s Independent Business Owners (IBOs), employees, and customers into the Hub Group family,” said David Yeager, Hub Group Chairman and Chief Executive Officer. “This is an important day in the history of Hub.  We are bringing together two strong and successful companies with highly complementary service offerings.  Mode is the strongest third-party agent network in the industry with outstanding customer relationships and a diverse portfolio of solutions, including temperature protected services.  We are looking forward to working with the Mode Transportation team to continue its growth and expansion in the years to come.”

Mode Transportation consists of about 300 IBOs who sell and operate the business throughout North America, corporate offices in Dallas and Memphis, a Company Managed Operation in Dallas and a temperature protected services division, Temstar, located in Lombard, IL.

Mode Transportation’s sales for the year ended December 31, 2010 were approximately $717 million.  The largest components were: intermodal revenue of $294 million, truck brokerage revenue of $279 million, and LTL revenue of $85 million.

Key leadership, including President Jim Damman, will continue in their current roles with Mode Transportation.  Jim stated, “We are excited to become a part of a well respected transportation company with a history of growth and innovation.  We believe access to Hub Group’s dedicated fleet and efficient drayage operations, among other benefits, will allow us to outpace the competition.”

Mode Transportation will remain headquartered in Dallas, Texas.

CONFERENCE CALL

Hub Group will hold a conference call at 9:00 a.m. Eastern Time on April 4, 2011 to discuss this acquisition.

Hosting the conference call will be David P. Yeager, Chairman and Chief Executive Officer, Mark A. Yeager, Vice Chairman, President and Chief Operating Officer and Terri A. Pizzuto, Executive Vice-President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link at Hub Group’s Web site at http://www.hubgroup.com. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please call ten minutes early by dialing (866) 730-5771. The conference call participant code is 41157676.  The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company’s web site at http://www.hubgroup.com. This replay will be available for 30 days.

ABOUT HUB GROUP: Hub Group, Inc. is a leading asset light freight transportation management company providing comprehensive intermodal, truck brokerage and logistics services. The Company operates through a network of offices throughout the United States, Canada and Mexico. For more information, visit www.hubgroup.com

ABOUT ETS: Exel Transportation Services (ETS), headquartered in Dallas, is a leading provider of agent-based intermodal and truck brokerage services. The company operates in the United States through an internal operations group and a highly talented network of agents. ETS was previously an affiliate of Exel, Inc., which is a wholly-owned subsidiary of Deutsche Post DHL.

Media Contact

Elena Izakson - Hub Group
1-630-795-2202
eizakson@hubgroup.com
www.hubgroup.com